Exhibit 10.11

September 3, 2020

Peter Savagian

Re:	Offer of Employment

Dear Peter:

Canoo Inc. (f.k.a. EVelozcity Inc.) (the “Company” or “Canoo”) is pleased to extend this offer of employment to you (“you”) for the full-time role of Chief Technology Officer, on the terms and conditions set forth in this letter. Should you accept this offer, you will report to the Company’s Chief Executive Officer, Ulrich Kranz, but you will also have interim reporting obligations to the Company’s Board of Directors (the “Board”) at least until year end. In this interim role, you will be expected to provide advisory services at the request of the Board and to establish a Program Management Office for the Board. This offer is fully contingent on your satisfaction of the new hire screening conditions described in this letter.

It is anticipated that you will work primarily out of our facility located at 19951 Mariner Ave, Torrance, 90503. Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday, though, as an exempt employee, you should discuss your specific schedule with your supervisor. As with any dynamic working environment, the Company may change your position, duties, reporting structure, schedule and work location from time to time, at its discretion.

Your annual salary will be $450,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Subject to the approval of the Board of Directors, following your commencement of employment, you shall be granted an award of 200,000 restricted stock units (the “RSUs”) under the Company’s then-effective equity incentive plan. The RSUs shall reflect the Company’s standard terms and conditions for grants of restricted stock units.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by Canoo, subject to plan terms and applicable Canoo policies. A full description of these plans and benefits is available upon request. All full-time employees are eligible to take flexible paid time off subject to the terms of Canoe’s Flexible Paid Time Off Policy. The Company may change compensation and benefits from time to time at its sole discretion.

This offer is contingent upon you providing satisfactory proof of your right to work in the United States. Due to the critical nature of this position, this offer is also fully contingent upon your successful completion of a background and reference check. A Background Check Notice and Consent Form will be separately provided for your completion and signature to the extent applicable for the type of verification being performed.

As a Company employee, you will be expected to abide by all Company rules and policies. As a condition of employment, you must also sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among the other obligations set forth therein.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

While we look forward to a productive and mutually beneficial work relationship, you should be advised that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an officer of the Company.

This letter, together with the Company’s policies and procedures, your Employee Confidential Information and Inventions Assignment Agreement and your Employment Arbitration Agreement, form the complete and exclusive statement of your employment terms and conditions with the Company, and supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms and conditions, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as reasonably possible under applicable law.

If you choose to accept our offer under the terms and conditions described above, please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by September 8, 2020. If we do not receive these items from you by such deadline, this offer will expire and no longer be in effect. If you accept our offer, we would like you to start on September 21, 2020 pending US work authorization. This start date may be subject to change with your consent and prior approval in writing from the Company.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Ulrich Kranz
Ulrich Kranz
CEO

Understood and Accepted:

/s/ Peter Savagian	Sept 3, 2020
Peter Savagian	Date

Attachments: Employee Confidential Information and Inventions Assignment Agreement; Employment Arbitration Agreement